Exhibit 99.1

George Oliva Joins Summit Wireless as Chief Financial Officer

Seasoned Financial Executive Brings More Than 25 Years of Experience

San Jose, CA – September 13, 2019 -- Summit Wireless Technologies, Inc. NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, announced that George Oliva has joined the company as Chief Financial Officer effective September 9, 2019. Mr. Oliva will report to Brett Moyer, President and CEO, and will be responsible for corporate finance and administrative functions. Gary Williams will assume the role of Chief Accounting Officer and VP of Finance.

“We are strengthening our management team as we enter our next phase of growth,” said Mr. Moyer. “George has extensive financial and accounting experience primarily with technology companies. His cash management and strategic planning skills will be key to the team as we execute on our product roadmap and bring wireless immersive sound to consumers around the world.”

“We thank Gary for his leadership and valuable contributions during our evolution from a private to a public company. We are pleased he will continue as an important part of our finance team,” added Mr. Moyer.

“Summit’s innovative wireless protocol is positioned to change home entertainment,” said Mr. Oliva. “As the company’s technology begins to roll out into retail stores, this is a pivotal time for the company. I look forward to working with the team to capitalize on the opportunity for significant growth.”

George Oliva has over 25 years as a senior finance professional, with a background in corporate finance, treasury, financial planning and analysis, manufacturing cost, international tax, and strategic planning. Most recently, he was a partner with Hardesty LLC, a national executive services firm.

Mr. Oliva has held several CFO positions. At Penguin Computing, he orchestrated a turn-around. At StorCard, he guided the early-stage company in capital financing and more. At StreamLogic, a public company doing business as Hammer Storage Solutions, he navigated its going-private transaction. Prior to serving in such roles, Mr. Oliva was responsible for financial planning and analysis and operational support as the operations controller for Conner Peripherals and Read-Rite Corporation.

Mr. Oliva began his career in auditing with Arthur Andersen & Co. He earned a degree in Business Administration from U.C. Berkeley with a dual emphasis in Accounting and Finance.

On September 9, 2019, in connection with Mr. Oliva’s appointment as the company’s Chief Financial Officer, Mr. Oliva was granted 150,000 shares of restricted stock of the company (the “Shares”) as an inducement material to Mr. Oliva entering into employment with the company. The Shares were approved by the compensation committee of the company’s board of directors and granted outside of the company’s 2018 Long-Term Stock Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4). The Shares vest equally over a period of four years, with the first tranche to vest on September 1, 2020 and will fully accelerate and vest in the event of Mr. Oliva’s termination within one year of a change in control of the company (or his role is diminished as a result of such change in control).

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of the WiSA Association, the Wireless Speaker and Audio Association, and works in joint partnership with the other members of the WiSA Association to champion reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA, with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Contact Information

Mary Magnani or Kirsten Chapman

LHA Investor Relations

415.433.3777

summit@lhai.com